UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2005

Commission file number: 000-31667

MFC DEVELOPMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	13-3579974 (I.R.S. Employer Identification No.)

271 North Avenue, Suite 520

New Rochelle, NY 10801

(Address of principal executive offices)

(914) 636-3432

(Telephone number)

Item 1.01 Entry into a Material Definitive Agreement

(a) Acquisition Agreement is Signed

(1) On July 29, 2005 MFC Development Corp. ("MFC" or the "Registrant") entered into an agreement with Worldwide Excellence, Inc., a Delaware corporation, with an address at 11872 La Grange Avenue, Los Angeles, CA 90025 ("WWE") for the acquisition of 100% of WWE's outstanding capital stock in exchange for shares of common stock of MFC, after which the former shareholders of WWE will own more than 61% of MFC common stock before any conversion of outstanding securities.  In connection with that acquisition, WWE will seek to raise in excess of $2,250,000 of convertible securities in a private placement.  There are no material relationships between WWE and the Registrant or any of the Registrant's affiliates.

Worldwide Excellence and its related affiliates (WWE), is a leading direct marketing company specializing in health, beauty, fitness and home consumer products.  WWE is in the business of building product "Brands" and has found a successful formula that combines creativity and strategic analysis.  Typically, WWE obtains the exclusive worldwide license rights to a particular product and develops the product "Brand" through innovative marketing campaigns utilizing the internet, television, and print media.  WWE distinguishes itself from other direct marketing companies in that it has found success in the development of products that creates a long term annuity through what WWE refers to as "Continuity" programs.

There is no assurance that MFC will successfully complete the acquisition or that WWE will complete the private placement or, upon the completion of such transactions, that the Registrant will be successful.

(2) The Acquisition Agreement (the "Agreement") provides for MFC to purchase 100% of the capital stock of WWE from the Family Trusts of its two executive officers, Nancy Duitch and Jeffrey S. Edell, for 11,500,000 shares of MFC Common Stock in a tax-free reorganization pursuant to the Internal Revenue Code. The closing of the transaction is expected to take place around August 31, 2005. As contemplated by the Agreement, MFC has sold 224,947 shares of its common stock to directors' designees for $1.00 per share in a private sale to bring its outstanding common stock to 2,000,000 shares outstanding and MFC shareholders of record at the close of business on August 8, 2005 will receive on August 24, 2005 a 35% stock dividend to increase the MFC outstanding shares to 2,700,000 shares when the acquisition is scheduled to be completed.

At the Closing Date, MFC will deliver 3,000,000 shares of MFC common stock to a WWE Escrow Agent and 600,000 shares of MFC common stock to an MFC Escrow Agent (the "Earn-Out Shares"), to be released to the former WWE shareholders and MFC shareholders of record as of August 8, 2005, respectively, if WWE's defined cumulative net income before interest and taxes in the period from the first day of the calendar month after the Closing date through December 31, 2006 equals or exceeds $3,000,000. The Earn-Out Shares will first be available to satisfy any indemnification obligation with respect to the Agreement and the representations and warranties which WWE and MFC make and only the excess, if any, will be distributed to the shareholders entitled thereto after April 1, 2007 whenever the two-year period from the Closing Date for the respective parties' representations and warranties expire or are released

At the Closing Date, MFC will issue to Diversified Investors Capital Services of North America ("Diversified") 710,000 shares of MFC common stock as the finder of the transaction and 15,000 shares of MFC common stock to Gersten Savage LLP ("GS"), the attorneys for WWE.

The completion of the acquisition is subject to specified conditions on the part of WWE and MFC, including (i) that the audited financial statements of WWE for calendar year 2004 will show net income of approximately $1,500,000 before interest and taxes, (ii) that prior to the Closing Date, WWE will raise at least $2,250,000 with an over allotment of at least an additional $500,000, pursuant to a private offering of Convertible Preferred Stock and Warrants and at least $250,000 and up to $600,000 pursuant to a sale of Notes and Warrants. The Preferred Stock is convertible into MFC common stock at $1.00 per share and the warrants exercisable between $1.00 and $1.50 per share.

The Acquisition Agreement is annexed hereto as an Exhibit and reference is made thereto for a full description of its terms.

Item 9.01 Exhibit

Acquisition Agreement dated July 29, 2005 by and among MFC Development Corp. ("MFC"), Worldwide Excellence, Inc. ("WWE") and the stockholders of WWE, without exhibits or schedules thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

MFC DEVELOPMENT CORP.

August 3, 2005	/s/ Lester J. Tanner
Lester J. Tanner President and Chief Executive Officer